Exhibit 99.1

SOHU.COM REPORTS FOURTH QUARTER AND FISCAL YEAR 2013 UNAUDITED FINANCIAL RESULTS

Fourth Quarter of 2013:

Total Revenues of US$385 Million, Up 29% Year-over-Year and 5% Quarter-over-Quarter

GAAP Fully Diluted EPS of US6 Cents; Non-GAAP Fully Diluted EPS of US12 Cents

BEIJING, CHINA, February 10, 2014 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today reported unaudited financial results for the fourth quarter and fiscal year ended December 31, 2013.

Fourth Quarter Highlights

•	Total revenues were US$385 million, up 29% year-over-year and 5% quarter-over-quarter.

•	Brand advertising revenues were US$123 million, up 50% year-over-year and down 1% quarter-over-quarter.

•	Sogou[1] revenues were US$70 million, up 72% year-over-year and 23% quarter-over-quarter.

•	Online game revenues were US$172 million, up 9% year-over-year and 6% quarter-over-quarter.

•	GAAP net income attributable to Sohu.com Inc. was US$2 million, or US6 cents per fully-diluted share. Non-GAAP[2] net income attributable to Sohu.com Inc. was US$5 million, or US12 cents per fully-diluted share.

Fiscal Year 2013 Highlights

•	Total revenues reached US$1.4 billion, up 31% year-over-year.

•	Brand advertising revenues were US$429 million, up 48% year-over-year.

•	Sogou revenues were US$216 million, up 65% year-over-year.

•	Online game revenues reached US$669 million, up 17% year-over-year.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc. commented, “We are pleased to report that Sohu Group ended 2013 with a solid fourth quarter. The Group’s total annual revenues rose 31% year-on-year to $1.4 billion. For the year of 2013, benefiting from a strong content offering and enhanced sales force, our video business more than doubled its revenues. By partnering with Tencent, Sogou has become a stronger contender in China’s search market. And Changyou delivered solid financial results while investing aggressively in multiple new initiatives for long-term growth.”

Dr. Zhang added, “For the fourth quarter, Sohu Video maintained strong year-on-year revenue growth as mobile monetization was on upward trajectory. Sogou completed a smooth integration with Soso with revenues hitting the high end of our guidance. For Changyou, its core game portfolios continued to perform well. In the meantime, its platform strategy is well on track. With effective marketing campaigns, the aggregate monthly active accounts of its platform increased by 51% from the previous quarter.”

[1]	Sogou operates the search and others business and offers Internet value-added services (“IVAS”) with respect to Web games developed by third-party developers. The search and others business includes search and Sogou Web Directory. In the statements of operations, revenues from search and Sogou Web Directory are recorded as “search and others” revenue, and revenues from IVAS are recorded as “others” revenue.
[2]	Non-GAAP results exclude income/expense from share-based awards and the related tax impact, adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders of Sogou. Explanation of the Company’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and “Reconciliations of Non-GAAP Results of Operation Measures to the Nearest Comparable GAAP Measures.”

Ms. Belinda Wang, Co-President and COO added, “For the fourth quarter, our brand advertising business delivered solid results with revenues up 50% year-on-year to $123 million. Auto, FMCG and real estate continued to be the key sectors, and thanks to our video efforts, FMCG grew at over 100% on a year-on-year basis. Our mobile strategy continued to execute well. The new version of Sohu News Mobile App has been well applauded by users.Cross promotion amongst our multiple dominant mobile products yielded synergies as mobile traffic for our news and video applications continued to grow quickly.”

Mr. Xiaochuan Wang, CEO of Sogou commented, “We had completed a smooth integration with Soso by the end of 2013 and Soso’s multiple products and many of its talented engineers have joined the Sogou family. Benefiting from incremental traffic from Soso and Tencent, on PC search, Sogou has narrowed the gap with bigger rivals. On mobile search, Sogou also secured meaningful market share and is well positioned in this important space. With continued organic growth and the support of Tencent’s vast online properties, Sogou’s market share on PC and mobile search is expected to further grow over time.”

Fourth Quarter Financial Results

Revenues

Total revenues for the fourth quarter of 2013 were US$385 million, up 29% year-over-year and 5% quarter-over-quarter.

Total online advertising revenues, which include revenues from brand advertising and search and others businesses for the fourth quarter of 2013, were US$188 million, up 55% year-over-year and 6% quarter-over-quarter.

Brand advertising revenues for the fourth quarter of 2013 totaled US$123 million, up 50% year-over-year and down 1% quarter-over-quarter. The year-over-year increase was mainly due to the revenue increase in online video and real estate advertising businesses.

Search and others revenues for the fourth quarter of 2013 were US$64 million, up 66% year-over-year and 23% quarter-over-quarter. The increase was mainly due to increased traffic and improved monetization .

Online game revenues for the fourth quarter of 2013 were US$172 million, up 9% year-over-year and 6% quarter-over-quarter. The year-over-year and quarter-over-quarter increase was mainly due to increased revenue from TLBB after the release of the major expansion pack “New TLBB” in the fourth quarter of 2013.

Mobile revenues for the fourth quarter of 2013 were US$10 million, down 21% year-over-year and 32% quarter-over-quarter.

Gross Margin

Both GAAP and non-GAAP gross margin was 64% for the fourth quarter of 2013, compared with 66% in the third quarter of 2013 and 69% in the fourth quarter of 2012.

Online advertising gross margin for the fourth quarter of 2013 was 48%, compared with 49% in the third quarter of 2013 and 52% in the fourth quarter of 2012. Non-GAAP online advertising gross margin for the fourth quarter of 2013 was 48%, compared with 49% in the third quarter of 2013 and 53% in the fourth quarter of 2012.

Both GAAP and non-GAAP gross margin for the brand advertising business in the fourth quarter of 2013 was 50%, compared with 49% in the third quarter of 2013 and 56% in the fourth quarter of 2012. The year-over-year decrease in gross margin was primarily due to increases in content and bandwidth costs, related to the development of the Sohu online video business.

Both GAAP and non-GAAP gross margin for search and others business in the fourth quarter of 2013 was 42%, compared with 49% in the third quarter of 2013 and 44% in the fourth quarter of 2012.

Both GAAP and non-GAAP gross margin for online games in the fourth quarter of 2013 was 85%, compared with 87% in the third quarter of 2013 and 86% in the fourth quarter of 2012.

Both GAAP and non-GAAP gross margin for the mobile business for the fourth quarter of 2013 was 36%, compared with 44% in the third quarter of 2013 and 34% in the fourth quarter of 2012.

Operating Expenses

For the fourth quarter of 2013, operating expenses totaled US$252 million, up 78% year-over-year and 32% quarter-over-quarter. Non-GAAP operating expenses were US$248 million, up 79% year-over-year and 32% quarter-over-quarter. The year-over-year increase was mainly due to an increase in salaries and compensation expenses as a result of increased headcount and increased marketing and promotion expense. The quarter-over-quarter increase was primarily due to an increase in marketing expense of Changyou associated with a series of new products.

Operating Profit

Operating loss for the fourth quarter of 2013 was US$4 million, compared with operating profit of US$52 million in the previous quarter and operating profit of US$64 million in the fourth quarter of 2012. The operating loss was mainly due to increased expenses related to sales and marketing and product development.

Non-GAAP operating profit for the fourth quarter of 2013 was US$1 million, compared with operating profit of US$55 million in the previous quarter and operating profit of US$68 million in the fourth quarter of 2012.

Income Tax

In December 2013, the main operating entity of Sohu’s online game subsidiary Changyou was approved as a “2013 and 2014 Key National Software Enterprise,” and is subject to a preferential corporate income tax rate of 10% for the tax years 2013 and 2014. Changyou had previously recorded income tax expense for 2013 based on a corporate income tax rate of 15%. After adjusting for the tax refund anticipated from applying the new lower tax rate in 2013, Sohu’s GAAP and non-GAAP income tax benefit was US$5 million in the fourth quarter of 2013.

Net Income

Before deducting the share of net income pertaining to Non-controlling Interest, GAAP net income for the fourth quarter of 2013 was US$14 million, compared with net income of US$41 million in the previous quarter and net income of US$51 million in the fourth quarter of 2012. Non-GAAP net income for the fourth quarter of 2013 was US$19 million, compared with net income of US$44 million in the previous quarter and net income of US$57 million in the fourth quarter of 2012.

GAAP net income attributable to Sohu.com Inc. for the fourth quarter of 2013 was US$2 million, or US6 cents per fully diluted share, compared with US$65 million net loss in the previous quarter and US$23 million net income in the fourth quarter of 2012. Non-GAAP net income attributable to Sohu.com Inc. for the fourth quarter of 2013 was US$5 million, or US12 cents per fully-diluted share, compared with net income of US$20 million in the previous quarter and net income of US$28 million in the fourth quarter of 2012.

Cash Balance

As of December 31, 2013, the Sohu Group had cash and cash equivalents of US$1,287 million, compared with US$834 million as of December 31, 2012.

Fiscal Year 2013 Financial Results

Revenues

Total revenues for 2013 were US$1.4 billion, up 31% compared with 2012.

Total online advertising revenues, which include revenues from the brand advertising and search and others businesses for 2013, were US$627 million, up 51% compared with 2012.

Brand advertising revenues for 2013 were US$429 million, up 48% compared with 2012. The year-over-year increase was mainly due to revenue increases in the online video and real estate advertising businesses.

Search and others revenues for 2013 were US$199 million, up 60% compared with 2012. The year-over-year increase was mainly contributed by the search and web directory businesses, as a result of increased traffic and improved monetization.

Online game revenues for 2013 were US$669 million, up 17% compared with 2012. The increase was mainly due to increased revenue from TLBB and the growth of Wartune overseas in 2013.

Mobile revenues for 2013 were US$54 million, down 4% compared with 2012.

Gross Margin

Both GAAP and non-GAAP gross margin was 66% for 2013, compared with 65% in 2012.

Both GAAP and non-GAAP gross margin for online advertising for 2013 was 47%, compared with 44% in 2012.

Both GAAP and non-GAAP gross margin for brand advertising for 2013 was 48%, compared with GAAP gross margin of 44% and non-GAAP gross margin of 45% in 2012.

Both GAAP and non-GAAP gross margin for the search and others business for 2013 was 45%, compared with 43% in 2012.

Both GAAP and non-GAAP gross margin for online games for 2013 was 86%, compared with 87% in 2012.

Both GAAP and non-GAAP gross margin for the mobile business for 2013 was 39%, compared with 34% in 2012.

Operating Expenses

For 2013, operating expenses totaled US$737 million, up 55% compared with 2012. Non-GAAP operating expenses were US$727 million, up 59% compared with 2012. The increase was primarily due to an increase in salaries and compensation expenses as a result of increased headcount and higher marketing and promotion costs.

Operating Profit

Operating profit for 2013 was US$183 million, down 18% compared with 2012. Operating margin was 13% for 2013, compared with 21% in 2012.

Non-GAAP operating profit for 2013 was US$194 million, down 19% compared with 2012. Non-GAAP operating margin was 14% for 2013, compared with 23% in 2012.

Income Tax

As a result of Changyou’s main operating entity being approved as a “2013 and 2014 Key National Software Enterprise” in December 2013, Changyou’s main operating entity is subject to a preferential corporate income tax rate of 10% for the tax years 2013 and 2014. As a result, Sohu’s GAAP and non-GAAP income tax expenses were US$50 million for 2013, compared with GAAP income tax expenses of US$76 million and non-GAAP income tax expenses of US$71 million in 2012.

Net Income

Before deducting the share of net income pertaining to Non-controlling Interest, GAAP net income for 2013 was US$167 million, down 6% compared with 2012. Non-GAAP net income for 2013 was US$177 million, down 12% compared with 2012.

GAAP net loss attributable to Sohu.com Inc. for 2013 was US$18 million, or US47 cents loss per fully-diluted share, compared with net income of US$64 million in 2012. Non-GAAP net income attributable to Sohu.com Inc. for 2013 was US$71 million, or US$1.84 per fully-diluted share, down 28% compared with 2012.

Ms. Carol Yu, Co-President and CFO of Sohu.com Inc. commented, “2014 will be a year of investment for the Sohu Group. We will continue to invest heavily in online video business given its strategic importance for our Group. And for online game business, Changyou is relentlessly investing in new game development and platform initiatives. These escalated investments will unavoidably impact our near term bottom line performance but will strengthen our long-term competitiveness in China’s internet industry.”

Other Developments

Changyou announced today that its Board of Directors has approved new employee incentive plans, under which Changyou will pay compensation to employees based on the profits of Changyou, or the profits of specified projects. Under two plans Changyou will create pools, each consisting of an aggregate of up to 5% of Changyou’s annual adjusted net profits (or up to 10% in the aggregate for the two pools), and a third plan is structured to allow eligible employees on a specified project of the Company to share in up to 20% of the adjusted net profits of the specified project. Eligible employees will participate in these plans by paying an amount to purchase instruments that will entitle them, while they are employed by Changyou, to receive annual compensation under the plan. Changyou’s management believes the implementation of these plans will grant these employees a sense of “ownership” in Changyou and encourage an entrepreneurial spirit, as well as provide additional incentive to participating employees to work toward strong results within their areas of responsibility, which will be of benefit not only to those employees, but to Changyou and its shareholders as a whole.

Business Outlook

For the first quarter of 2014, Sohu estimates:

•	Total revenues to be between US$355 million and US$367 million.

•	Brand advertising revenues to be between US$110 million and US$115 million; this implies a sequential decrease of 7% to 11% and an annual increase of 37% to 43%.

•	Sogou revenues to be between US$67 million and US$69 million; this implies a sequential decrease of 2% to 5% and an annual growth of 70% to 76%.

•	Online game revenues to be between US$160 million and US$165 million; this implies a sequential decrease of 4% to 7% and an annual decrease of 1% to 4%.

•	Before deducting the share of non-GAAP net loss pertaining to Non-Controlling interest, non-GAAP net loss to be between US$50 million and US$56 million.

•	Non-GAAP net loss attributable to Sohu.com Inc. to be between US$42 million and US$46 million, and non-GAAP loss per fully-diluted share to be between US$1.10 and US$1.20.

•	Assuming no new grants of share-based awards, we estimate that compensation expenses relating to share-based awards to be around US$5 million to US$6 million. The estimated impact of this expense is expected to increase Sohu’s loss per fully-diluted share for the first quarter of 2014 under US GAAP by 13 to 15 US cents. This figure should not be used to calculate Sohu’s projected GAAP earnings per fully-diluted share, as there are other factors impacting such a calculation, for which no reconciliation is provided.

Non-GAAP Disclosure

Sohu discloses its non-GAAP operating results by excluding income/expense from share-based awards and the related tax impact, adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders of Sogou.

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, income tax expense, net income attributable to Sohu.com.Inc. and net income attributable to Sohu.com.Inc. per share, which are adjusted from results based on GAAP to exclude the impact of share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based awards, utilization of non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders does not involve subsequent cash outflow and is not reflected in cash flow at the equity transaction level, Sohu does not factor this impact in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measures for commissions and bonuses are based on non-GAAP financial measures that exclude the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, income tax expense, net income attributable to Sohu.com Inc. and net income attributable to Sohu.com Inc. per share, excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact may recur in the future, and dividend and deemed dividend to non-controlling preferred shareholders may recur when Sohu and its affiliates enter into equity transactions. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Mezzanine equity consists of non-controlling interests in 7Road and a put option that gave the non-controlling shareholders the right to put their shares to Changyou at a pre-determined price if 7Road achieved specified performance milestones before the expiry of the put option and 7Road did not complete an initial public offering on NASDAQ, the New York Stock Exchange or The Stock Exchange of Hong Kong. Non-controlling interests of 7Road and the put option were classified as mezzanine equity in Changyou’s consolidated balance sheets, as redemption of the non-controlling interests was not solely within the control of Changyou.

In accordance with ASC subtopic 480-10, Changyou accreted the balance of non-controlling interests to its redemption value over the period from the date of the 7Road acquisition to the earliest exercise date of the put right. Any subsequent changes in the redemption value were considered to be changes in accounting estimates and were also recognized over the same period as net income attributable to mezzanine classified non-controlling interests.

On May 1, 2013, Changyou entered into an agreement to acquire all of the ordinary shares of 7Road held by the non-controlling shareholders. The acquisition was completed on June 5, 2013. Under ASC 810-10, changes in a parent’s ownership interest while the parent retains control of its subsidiary are accounted for as equity transactions, and do not impact net income or comprehensive income in the consolidated financial statements. Following the closing of the acquisition, US$2.4 million, representing the excess of the amount of the mezzanine-classified non-controlling interests in 7Road over the purchase price as of the closing date, was recorded in Changyou’s equity accounts.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, instability in global financial and credit markets and its potential impact on the Chinese economy, recent slow-downs in the growth of the Chinese economy, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, and Sohu’s reliance on online advertising sales, online games and mobile services for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2012, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call on the same day at 8:30 a.m. U.S. Eastern Time, February 10, 2014 (9:30 p.m. Beijing/Hong Kong time, February 10, 2014) following the quarterly and fiscal year results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+65-6723-9381
Hong Kong:	+852-2475-0994
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 10:30 a.m. Eastern Time on February 10 through February 17, 2014. The dial-in details for the telephone replay are:

International:	+1-855-452-5696
Passcode:	40505152

The live webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s website at http://investors.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; developer and operator of online games www.changyou.com/en/ and leading online video website tv.sohu.com.

Sohu corporate services consist of online brand advertising on Sohu’s matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal WAP.Sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of online games that includes Tian Long Ba Bu, one of the most popular massively multi-player online (“MMO”) games in China, and Wartune (also known as Shen Qu) and DDTank, which are two popular web games in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its eighteenth year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Mr. Jeff Bloker
Christensen
Tel:	+1 (480) 614-3003
E-mail:	jbloker@ChristensenIR.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2013	Sep. 30, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012 (Revised)
Revenues:
Online advertising
Brand advertising	$123,318	$124,780	$82,051	$428,526	$290,205
Search and others	64,387	52,305	38,705	198,915	124,389

Subtotal	187,705	177,085	120,756	627,441	414,594

Online games	171,958	161,494	158,159	669,168	570,346
Mobile	9,937	14,524	12,632	53,547	55,893
Others	15,851	15,220	7,945	50,118	26,368

Total revenues	385,451	368,323	299,492	1,400,274	1,067,201

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $235, $66, $155, $455 and $324, respectively)	61,445	63,780	35,864	221,659	161,195
Search and others (includes stock-based compensation expense of $20, $24, $23, $49 and $87, respectively)	37,064	26,785	21,572	109,139	70,628

Subtotal	98,509	90,565	57,436	330,798	231,823

Online games (includes stock-based compensation expense of $24, $38, $44, $71 and $237, respectively)	25,926	21,750	21,875	93,307	76,350
Mobile (includes stock-based compensation expense of $0, $0, $0, $0 and $0, respectively)	6,312	8,108	8,358	32,654	36,893
Others (includes stock-based compensation expense of $0, $0, $0, $0 and $0, respectively)	6,639	5,067	5,874	23,291	24,592

Total cost of revenues	137,386	125,490	93,543	480,050	369,658

Gross profit	248,065	242,833	205,949	920,224	697,543

Operating expenses:
Product development (includes stock-based compensation expense of $2,967, $912, $1,191, $4,637 and $5,210, respectively)	90,389	70,551	52,432	276,120	181,359
Sales and marketing (includes stock-based compensation expense of $339, $359, $536, $1,071 and $2,149, respectively)	130,524	90,728	68,833	351,653	214,736
General and administrative (includes stock-based compensation expense of $1,321, $1,799, $1,815, $4,146 and $5,959, respectively)	31,244	29,365	20,275	108,970	75,243
Goodwill impairment and impairment of acquired intangibles via acquisition of businesses	—	—	—	—	2,906

Total operating expenses	252,157	190,644	141,540	736,743	474,244

Operating profit	(4,092)	52,189	64,409	183,481	223,299

Other income	7,125	1,533	2,102	12,721	5,422
Interest income	8,035	7,595	5,585	27,829	25,277
Exchange difference	(1,386)	(1,305)	(704)	(6,660)	(635)

Income before income tax expenses	9,682	60,012	71,392	217,371	253,363

Income tax expense/ (benefit)	(4,770)	18,923	20,290	50,422	76,171

Net Income	14,452	41,089	51,102	166,949	177,192

Less: Net income attributable to the mezzanine classified noncontrolling interest shareholders	—	—	4,495	17,780	11,196
Net income attributable to the noncontrolling interest shareholders	11,618	22,855	21,219	82,044	78,837
Dividend or deemed dividend to non-controlling Sogou series A preferred shareholders	—	82,423	—	82,423	14,219

Net income (loss) attributable to Sohu.com Inc.	2,834	(64,189)	25,388	(15,298)	72,940

Basic net income (loss) per share attributable to Sohu.com Inc.	$0.07	$(1.68)	$0.67	$(0.40)	$1.92

Shares used in computing basic net income (loss) per share attributable to Sohu.com Inc.	38,301	38,288	38,046	38,255	38,038

Diluted net income (loss) per share attributable to Sohu.com Inc.	$0.06	$(1.69)	$0.60	$(0.47)	$1.66

Shares used in computing diluted net income (loss) per share attributable to Sohu.com Inc.	38,564	38,522	38,393	38,502	38,392

Note:

(a)	The classification of certain comparative figures of online advertising expenses has been changed to conform to the current period presentation.

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Dec. 31, 2013	As of Dec. 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,287,288	$833,535
Restricted time deposits	393,087	116,140
Short term investments	2,827	54,901
Investment in debt securities	82,009	79,548
Accounts receivable, net	154,342	98,398
Prepaid and other current assets	132,002	55,761

Total current assets	2,051,555	1,238,283

Fixed assets, net	564,442	178,951
Goodwill	208,795	159,215
Intangible assets, net	107,108	70,054
Restricted time deposits	40,961	130,699
Prepaid non-current assets	9,527	291,643
Other assets	16,327	13,792

Total assets	$2,998,715	$2,082,637

LIABILITIES
Current liabilities:
Accounts payable	$125,896	$67,934
Accrued liabilities	227,018	117,029
Receipts in advance and deferred revenue	113,328	89,687
Accrued salary and benefits	90,901	61,722
Taxes payable	48,324	32,115
Deferred tax liability	18,813	11,878
Short-term bank loans	410,331	113,000
Other short-term liabilities	79,798	63,352
Contingent consideration	—	76

Total current liabilities	$1,114,409	$556,793

Long-term accounts payable	6,252	12,684
Long-term bank loans	—	126,353
Long-term Tax payable	24,835	1,782
Deferred tax liabilities	12,337	7,998
Contingent consideration	4,162	—
Total long-term liabilities	$47,586	$148,817

Total liabilities	$1,161,995	$705,610

MEZZANINE EQUITY	—	61,810

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	1,326,705	1,084,223
Noncontrolling Interest	510,015	230,994

Total shareholders’ equity	$1,836,720	$1,315,217

Total liabilities, mezzanine equity and shareholders’ equity	$2,998,715	$2,082,637

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Dec. 31, 2013				Three Months Ended Sep. 30, 2013				Three Months Ended Dec. 31, 2012
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP

		235	(a)			66	(a)			155	(a)

Brand advertising gross profit	$61,873	$235		$62,108	$61,000	$66		$61,066	$46,187	$155		$46,342

Brand advertising gross margin	50%			50%	49%			49%	56%			56%

		20	(a)			24	(a)			23	(a)

Search and others gross profit	$27,323	$20		$27,343	$25,520	$24		$25,544	$17,133	$23		$17,156

Search and others gross margin	42%			42%	49%			49%	44%			44%

		255	(a)			90	(a)			178	(a)

Online advertising gross profit	$89,196	$255		$89,451	$86,520	$90		$86,610	$63,320	$178		$63,498

Online advertising gross margin	48%			48%	49%			49%	52%			53%

		24	(a)			38	(a)			44	(a)

Online games gross profit (d)	$146,032	$24		$146,056	$139,744	$38		$139,782	$136,284	$44		$136,328

Online games gross margin	85%			85%	87%			87%	86%			86%

Mobile gross profit	$3,625	$—		$3,625	$6,416	$—		$6,416	$4,274	$—		$4,274

Mobile gross margin	36%			36%	44%			44%	34%			34%

Others gross profit (d)	$9,212	$—		$9,212	$10,153	$—		$10,153	$2,071	$—		$2,071

Others gross margin	58%			58%	67%			67%	26%			26%

		279	(a)			128	(a)			222	(a)

Gross profit	$248,065	$279		$248,344	$242,833	$128		$242,961	$205,949	$222		$206,171

Gross margin	64%			64%	66%			66%	69%			69%

		4,906	(a)			3,198	(a)			3,764	(a)

Operating profit	$(4,092)	$4,906		$814	$52,189	$3,198		$55,387	$64,409	$3,764		$68,173

Operating margin	-1%			0%	14%			15%	22%			23%

										3,764	(a)
		4,906	(a)			3,198	(a)			2,099	(b)

Net income before Non-Controlling Interest	$14,452	$4,906		$19,358	$41,089	$3,198		$44,287	$51,102	$5,863		$56,965

						2,440	(a)			3,061	(a)
		2,299	(a)			82,424	(c)			2,099	(b)

Net income (loss) attributable to Sohu.com Inc. for diluted net income (loss) per share (e)	$2,268	$2,299		$4,567	$(65,021)	$84,864		$19,843	$23,064	$5,160		$28,224

Diluted net income (loss) per share attributable to Sohu.com Inc.	$0.06			$0.12	$(1.69)			$0.51	$0.60			$0.73

Shares used in computing diluted net income (loss) per share attributable to Sohu.com Inc.	38,564			38,687	38,522			38,559	38,393			38,480

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust non-cash tax benefits from excess tax deductions related to share-based awards.
(c)	Dividend to noncontrolling Sogou series A preferred shareholders.
(d)	The classification of certain comparative figures of revenues and cost of revenues for online games and others has been changed to conform to the current period presentation.
(e)	To adjust Sohu’s economic interest in Changyou and Sogou under the treasury stock method and if-converted method, respectively.

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Twelve Months Ended Dec. 31, 2013				Twelve Months Ended Dec. 31, 2012
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP

		455	(a)			324	(a)

Brand advertising gross profit	$206,867	$455		$207,322	$129,010	$324		$129,334

Brand advertising gross margin	48%			48%	44%			45%

		49	(a)			87	(a)

Search and others gross profit	$89,776	$49		$89,825	$53,761	$87		$53,848

Search and others gross margin	45%			45%	43%			43%

		504	(a)			411	(a)

Online advertising gross profit	$296,643	$504		$297,147	$182,771	$411		$183,182

Online advertising gross margin	47%			47%	44%			44%

		71	(a)			237	(a)

Online games gross profit (f)	$575,861	$71		$575,932	$493,996	$237		$494,233

Online games gross margin	86%			86%	87%			87%

Mobile gross profit	$20,893	$—		$20,893	$19,000	$—		$19,000

Mobile gross margin	39%			39%	34%			34%

Others gross profit (f)	$26,827	$—		$26,827	$1,776	$—		$1,776

Others gross margin	54%			54%	7%			7%

		575	(a)			648	(a)

Gross profit	$920,224	$575		$920,799	$697,543	$648		$698,191

Gross margin	66%			66%	65%			65%

						13,966	(a)
		10,429	(a)			2,906	(c)

Operating profit	$183,481	$10,429		$193,910	$223,299	$16,872		$240,171

Operating margin	13%			14%	21%			23%

						13,966	(a)
						5,591	(b)
						2,268	(c)
		10,429	(a)			2,195	(d)

Net income before Non-Controlling Interest	$166,949	$10,429		$177,378	$177,192	$24,020		$201,212

						11,094	(a)
						5,591	(b)
						1,520	(c)
		6,678	(a)			1,471	(d)
		82,424	(e)			14,219	(e)

Net income (loss) attributable to Sohu.com Inc for diluted net income (loss) per share (g)	$(18,262)	$89,102		$70,840	$63,858	$33,895		$97,753

Diluted net income (loss) per share attributable to Sohu.com Inc.	$(0.47)			$1.84	$1.66			$2.54

Shares used in computing diluted net income (loss) per share attributable to Sohu.com Inc.	38,502			38,570	38,392			38,480

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust non-cash tax benefits from excess tax deductions related to share-based awards.
(c)	To adjust goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact.
(d)	To adjust income/expense from the adjustment of contingent consideration previously recorded for acquisitions.
(e)	Dividend or deemed dividend to noncontrolling Sogou series A preferred shareholders.
(f)	The classification of certain comparative figures of revenues and cost of revenues for online games and others has been changed to conform to the current period presentation.
(g)	To adjust Sohu’s economic interest in Changyou and Sogou under the treasury stock method and if-converted method, respectively.